Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for Quarter Ended December 31, 2012

Recent Highlights:

•	Net investment income per share for the quarter ended December 31, 2012 was $0.21, compared to $0.22 for the quarter ended September 30, 2012

•	Net asset value per share at December 31, 2012 was $8.14 compared to $8.46 at September 30, 2012

•	Declared a dividend of $0.20 per share for the fourth fiscal quarter of 2013

•	Invested $515 million during the quarter ended December 31, 2012, representing the third highest quarterly level of new investment activity since inception driven by strong primary originations

•	Net investment activity before repayments was $208 million for the quarter ended December 31, 2012

•	Invested $41.1 million into second Madison Capital Funding senior loan vehicle in October

•	Aircraft operating subsidiary made first investment subsequent to quarter-end

New York, NY — February 6, 2013—Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its third fiscal quarter ended December 31, 2012. The Company’s net investment income was $0.21 per share for the quarter ended December 31, 2012 compared to $0.22 for the quarter ended September 30, 2012. The Company’s net asset value (“NAV”) was $8.14 per share as of December 31, 2012 down from $8.46 at September 30, 2012. The decline in NAV was driven primarily by losses on two investments partially offset by appreciation on the remainder of the portfolio.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the fourth fiscal quarter of 2013, payable on April 4, 2013 to stockholders of record as of March 21, 2013. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

Mr. James Zelter, Apollo Investment Corporation’s Chief Executive Officer, said, “We had our third highest origination quarter and we continued to sell select investments given the strength in the credit markets in the December quarter. Since we announced a variety of strategic initiatives one year ago, we believe we have made great strides in accomplishing many of our objectives including the migration of our portfolio to a greater amount of secured debt, renewing our credit facility on favorable terms, diversifying our funding sources with the issuance of unsecured debt, and expanding our specialist sourcing capabilities. Looking ahead, we will continue to focus on diversifying into additional investment strategies with attractive risk adjusted returns.”

FINANCIAL HIGHLIGHTS FOR THE QUARTER ENDED DECEMBER 31, 2012

Select Balance Sheet Data and Other Data

	December 31, 2012	March 31, 2012
Total assets	$2.78 billion	$2.78 billion
Investment portfolio	$2.63 billion	$2.68 billion
Net assets	$1.65 billion	$1.69 billion
Net asset value per share	$8.14	$8.55
Number of portfolio companies	71	62

Portfolio Activity

	Three months ended December 31, 2012	Nine months ended December 31, 2012
Investments made during the period	$515 million	$1,109 million
Number of new portfolio companies invested	16	38

Investments sold	$(307) million	$(619) million

Net activity before repaid investments	$208 million	$490 million

Investments repaid	$(204) million	$(490) million

Net investment activity	$4 million	$0

Number of portfolio company exits	14	29

Operating Results

	Three months ended December 31, 2012	Nine months ended December 31, 2012*
Net investment income (in thousands)	$42,080	$126,364
Net investment income per share	$0.21	$0.63
Net realized and unrealized loss per share	$(0.32)	$(0.43)
Earnings (loss) per share – basic	$(0.11)	$0.20
Earnings (loss) per share – diluted	$(0.11)	$0.20

*	Exclusive of non-recurring expenses related to refinancing of revolving credit facility. During the June 2012 quarter, the company recognized net $1.1 million in non-recurring expenses relating to the refinancing of its revolving credit facility.

CONFERENCE CALL / WEBCAST AT 10:00 AM EST ON FEBRUARY 6, 2013

The Company will host a conference call on Wednesday, February 6, 2013 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 85998517 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through February 20, 2013 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 85998517. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended December 31, 2012, we invested $515 million across 16 new and 13 existing portfolio companies, through a combination of primary and secondary market purchases. This compares to investing $95 million in 3 new and 6 existing portfolio companies for the three months ended December 31, 2011. Investments sold or repaid during the three months ended December 31, 2012 totaled $511 million versus $175 million for the three months ended December 31, 2011.

At December 31, 2012, our portfolio consisted of 71 portfolio companies and was invested 40% in secured loans, 48% in subordinated debt, 0% in preferred equity, 12% in common equity and warrants,1 measured at fair value, versus 62 portfolio companies invested 30% in secured loans, 60% in subordinated debt, 1% in preferred equity, and 9% in common equity and warrants1, measured at fair value at March 31, 2012.

The weighted average yields on our secured loan portfolio, subordinated debt portfolio and total debt portfolio as of December 31, 2012 at our current cost basis were 11.2%, 12.6% and 11.9%, respectively, exclusive of securities on non-accrual status. At December 31, 2011, the yields were 9.7%, 12.6% and 11.7%, respectively, exclusive of securities on non-accrual status.

Since the initial public offering of Apollo Investment in April 2004, and through December 31, 2012, invested capital totaled $9.9 billion in 204 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 100 different financial sponsors.

At December 31, 2012, 61% or $1.4 billion of our income-bearing investment portfolio is fixed rate and 39% or $0.9 billion was floating rate, measured at fair value. On a cost basis, 61% or

[1]	Includes value of collateralized loan obligations.

$1.5 billion of our income-bearing investment portfolio is fixed rate and 39% or $1.0 billion is floating rate. At March 31, 2012, 67% or $1.6 billion of our income-bearing investment portfolio was fixed rate and 33% or $0.8 billion is floating rate, measured at fair value. On a cost basis, 65% or $1.7 billion of our income-bearing investment portfolio was fixed rate and 35% or $0.9 billion was floating rate at March 31, 2012.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	December 31, 2012 (unaudited)	March 31, 2012
Assets
Non-controlled/non-affiliated investments, at fair value (cost—$2,514,108 and $2,642,702, respectively)	$2,355,739	$2,490,672
Controlled investments, at fair value (cost—$301,791 and $208,882, respectively)	271,284	186,408
Cash	41,521	1,665
Foreign currency (cost—$2,168 and $1,013, respectively)	2,169	1,013
Receivable for investments sold	36,128	19,606
Interest receivable	42,949	54,409
Dividends receivable	1	2,898
Deferred financing costs	28,621	17,309
Prepaid expenses and other assets	1,086	1,283

Total assets	$2,779,498	$2,775,263

Liabilities
Debt	$1,040,944	$1,009,337
Payable for investments	4,000	—
Dividends payable	40,578	39,409
Management and performance-based incentive fees payable	25,213	24,402
Interest payable	12,078	10,102
Accrued administrative expenses	1,385	3,420
Other liabilities and accrued expenses	3,153	3,362

Total liabilities	$1,127,351	$1,090,032

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 202,891 and 197,043 issued and outstanding, respectively	$203	$197
Paid-in capital in excess of par	2,936,321	2,886,327
Over-distributed net investment income	(31,337)	(34,896)
Accumulated net realized loss	(1,064,137)	(995,426)
Net unrealized depreciation	(188,903)	(170,971)

Total net assets	$1,652,147	$1,685,231

Total liabilities and net assets	$2,779,498	$2,775,263

Net asset value per share	$8.14	$8.55

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$73,245	$77,220	$216,157	$238,264
Dividends	84	1,125	2,102	5,410
Other income	5,121	3,521	13,620	16,761
From non-controlled/affiliated investments:
Interest	—	—	—	899
From controlled investments:
Interest	2,431	1,297	5,025	2,565
Dividends	2,331	652	10,473	8,489

Total investment income	$83,212	$83,815	$247,377	$272,388

EXPENSES:
Management fees	$13,456	$14,693	$40,346	$46,171
Performance-based incentive fees	10,047	9,634	29,919	29,398
Interest and other debt expenses	14,651	16,926	42,757	50,222
Administrative services expense	1,118	1,500	2,637	3,887
Other general and administrative expenses	1,860	2,524	6,424	10,978

Total expenses	41,132	45,277	122,083	140,656

Net investment income	$42,080	$38,538	$125,294	$131,732

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$(10,366)	$(276,031)	$(69,380)	$(340,621)
Foreign currencies	1,061	1,036	669	(507)

Net realized loss	(9,305)	(274,995)	(68,711)	(341,128)

Net change in unrealized depreciation/appreciation:
Investments and cash equivalents	(51,309)	298,005	(14,426)	(7,464)
Foreign currencies	(4,210)	2,149	(3,506)	13,363

Net change in unrealized depreciation/appreciation	(55,519)	300,154	(17,932)	5,899

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(64,824)	25,159	(86,643)	(335,229)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(22,744)	$63,697	$38,651	$(203,497)
EARNINGS GAIN (LOSS) PER SHARE – BASIC	$(0.11)	$0.32	$0.19	$(1.04)

EARNINGS GAIN (LOSS) PER SHARE – DILUTED	$(0.11)	$0.31	$0.19	$(1.04)

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides private debt market solutions to middle market companies in the form of senior secured, mezzanine and asset based loans and may also acquire equity interests. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit http://www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com

SOURCE: Apollo Investment Corporation